------                                                -------------------------
FORM 5      U.S. SECURITIES AND EXCHANGE COMMISSION        OMB APPROVAL
------               Washington, D.C. 20549           =========================
                                                      OMB Number: 3235-0362
                 ANNUAL STATEMENT OF CHANGES IN       Expires: February 1, 1994
                     BENEFICIAL OWNERSHIP             Estimated average burden
                                                      hours per response...1.0
[_] Check box if no longer subject to Section 16.      -------------------------
    Form 4 or Form 5 obligations may continue.
    See instruction 1(b).
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(1) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
1. Name and Address of Reporting Person

Fredericks            John                 W.
-------------------------------------------------------------------------------
   (Last)            (First)            (Middle)

c/o Lakeland Bancorp, Inc.
250 Oak Ridge Road
-------------------------------------------------------------------------------
                                    (Street)

Oak Ridge             New Jersey         07438
-------------------------------------------------------------------------------
   (City)            (State)             (Zip)

2. Issuer Name and Ticker or Trading Symbol:

                           Lakeland Bancorp, Inc.
-------------------------------------------------------------------------------

3. IRS or Social Security Number of Reporting Person (Voluntary):

   ###-##-####
-------------------------------------------------------------------------------

4. Statement for Month/Year:

   12/31/00
-------------------------------------------------------------------------------

5. If Amendment, Date of Original (Month/Year):

   Dec-99
-------------------------------------------------------------------------------

6. Relationship of Reporting Person to Issuer (Check all applicable):

_X_ Director       ___ 10% Owner        ___ Officer          _X_ Other
                                            (Title Below)        (Specify Below)
                                                3.75%
                                    Chairman
                               ------------------
           TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED

                                                                                5. Amount of
                                                  4. Securities Acquired (A)    Securities Bene-                     7. Nature of
                 2. Trans-         3. Trans-      or Disposed of (D) (Instr.    ficially Owned at   6. Ownership     Indirect
Title of         action Date       action         3, 4, and 5)                   End of Issuer's     Form: Direct     Beneficial
Security         (Month/Day/       Code        ------------------------------   Fiscal Year         (D) or Indirect  Ownership
(Instr. 3)       Year)             (Instr. 8)   Amount     (A) or (D)   Price   (Instr. 3 & 4)      (I) (Instr. 4)   (Instr. 4)
--------------  ----------------  ------------  --------  ---------  ---------  -----------------  ---------------  --------------
Lakeland Bancorp, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Common           06/06/00              G            20         D        N/K                                D               *1
-----------------------------------------------------------------------------------------------------------------------------------
                 08/09/00              G           200         D        N/K                                D               *1
-----------------------------------------------------------------------------------------------------------------------------------
                 11/15/00             S/D         6641         A     $10.5360                              D               *1
-----------------------------------------------------------------------------------------------------------------------------------
                 11/08/00              G          2750         D        N/K           136713               D               *1
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Common           11/15/00             S/D         6379         A     $10.5360         133973               I               *2
-----------------------------------------------------------------------------------------------------------------------------------
Common           11/15/00             S/D         4899         A     $10.5360         102895               I               *3
-----------------------------------------------------------------------------------------------------------------------------------
                 11/15/00             S/D         5968         A     $10.5360         125347               I               *4
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

            Table II - Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

---------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   2. Conver-  3. Trans-    4. Trans-    5. Number of      6. Date Exercisable and   7. Title and Amount of
Security (Instr. 3)      sion or     action Date  action Code  Derivative Sec-   Expiration Date           Underlying Securities
                         Exercise    (Month/      (Instr. 8)   urities Acquired  (Month/Day/Year)          (Instr. 3 & 4)
                         Price of    Day/Year)                 (A) or Disposed
                         Derivative                            (D) (Instr. 3, 4
                         Security                              & 5)
                                                               ----------------  ------------------------  ----------------------
                                                                                    Date       Expiration             Amount or
                                                                 (A)      (D)    Exercisable      Date       Title    Number of
                                                                                                                       Shares
----------------------   ----------  -----------  -----------  ----------------  ------------------------  ----------------------
Stock Option Right
to Purchase                9.380      2/9/00           A        25,000    --          2/8/10       *         Common     25,000
---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    8. Price of     9. Number of Derivative   10. Ownership of   11. Nature of
Security (Instr. 3)       Derivative      Securities Beneficially   Derivative Sec-    Indirect Bene-
                          Securities      Owned at End of Year      urity: Direct (D)  ficial Ownership
                          (Instr. 5)      (Instr. 4)                or Indirect (I)    (Instr. 4)
                                                                    (Instr. 4)
------------------------  --------------  ------------------------  -----------------  ----------------
Stock Option Right
to Purchase                    --                 25,000                    D                 --
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* Stock Option was granted pursuant to Company's 2000 Equity Compensation Program and vests in 20% annual installments beginning on grant date.
--------------------------------------------------------------------------------

Explanation of Responses:
-------------------------
CODES: S/D - Stock Dividend
       G   - Gifted

*1 - Solely owned by J. Fredericks
*2 - Solely owned by Jane Fredericks, wife of John W. Fredericks
*3 - Owned by Edward J. Fredericks & John W. Fredericks Trustees u/w of
     Wilbur Fredericks
*4 - Owned by John W. Fredericks, Jane D. Fredericks, Mark J. Fredericks,
     Trustees of Fredericks Fuel and Heating Service Employees'
     Profit Sharing Plan

                                /s/ John Fredericks                  1/28/01
                              ----------------------------------  ------------
                               **Signature of Reporting Person        Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations

  See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed.

      If space provided is insufficient, see instruction 6 for procedure.